UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 8, 2022 (March 2, 2022)

REGENERON PHARMACEUTICALS, INC.

(Exact name of registrant as specified in its charter)

New York	000-19034	13-3444607
(State or other jurisdiction of	(Commission File Number)	(I.R.S. Employer
incorporation)		Identification No.)

777 Old Saw Mill River Road, Tarrytown, New York 10591-6707
(Address of principal executive offices, including zip code)

(914) 847-7000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock – par value $0.001 per share	REGN	NASDAQ Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry into a Material Definitive Agreement.

On March 2, 2022, Regeneron Pharmaceuticals, Inc. (“Regeneron” or the “Company”) and/or certain of its subsidiaries entered into certain agreements related to a five-year extension of the term of a $720.0 million lease financing that was originally completed on March 3, 2017 for the Company’s existing corporate headquarters and other rentable area consisting of approximately 150 acres of predominately office buildings and laboratory space located in the towns of Mount Pleasant and Greenburgh, New York (the “Facility”). In 2016, the Company entered into a Purchase Agreement (the “Purchase Agreement”) with the then lessor, pursuant to which the Company agreed to purchase the Facility for a purchase price of $720.0 million. In March 2017, Old Saw Mill Holdings LLC, a wholly owned subsidiary of the Company (the “Lessee”), entered into a Participation Agreement (as previously amended and restated, the “Original Participation Agreement”) with Bank of America, N.A., as administrative agent (in such capacity, the “Administrative Agent”), BA Leasing BSC, LLC, an affiliate of Banc of America Leasing & Capital, LLC, as lessor (in such capacity, the “Lessor”), and a syndicate of lenders, which provided for lease financing in connection with the acquisition by the Lessor of the Facility and the Lessee’s lease of the Facility from the Lessor for an initial term of five years. In March 2017, the right to take title to the Facility under the Purchase Agreement was assigned to the Lessor, and the Lessor and a syndicate of lenders advanced $720.0 million, which was used by the Lessor in March 2017 to finance the purchase price for the Facility.

As described in greater detail below, the Original Participation Agreement and certain related agreements that were originally entered into in March 2017 were amended and restated in order to, among other things, (i) effect a five-year extension of the original March 2022 maturity date of the $720.0 million lease financing and the end of the term of the Lessee’s lease of the Facility from the Lessor, and (ii) modify the rate of the interest or yield that is payable to the Participants (as defined below) on their outstanding advances thereunder.

Restated Participation Agreement

On March 2, 2022, the Lessee entered into a Second Amended and Restated Participation Agreement, dated as of March 2, 2022, and effective as of March 3, 2022 (the “Restated Participation Agreement”) with the Administrative Agent, the Lessor, and a syndicate of financial institutions as rent assignees (collectively with the Lessor, the “Participants”), which amends and restates the Original Participation Agreement. The Restated Participation Agreement and certain related documents govern the $720.0 million lease financing that was previously advanced in March 2017 to finance the purchase price for the Facility and to reimburse the Company for certain payments previously made by it in connection with such acquisition.

Restated Lease

In connection with the Restated Participation Agreement, the Lessee also entered into a Second Amended and Restated Lease and Remedies Agreement, dated as of March 2, 2022, and effective as of March 3, 2022 (the “Restated Lease”), with the Lessor, which amends, restates, and extends the Lessee’s lease of the Facility and certain related assets that was originally entered into in March 2017 by the Lessee and the Lessor. Pursuant to the Restated Lease, the term of the lease was extended for a five-year period ending in March 2027, and the Lessee has granted a security interest in certain of its assets and rights to secure certain obligations under the Restated Participation Agreement, the Restated Lease, and certain related documents. The Restated Lease continues to be a triple-net lease requiring the Lessee, among other things, to pay during the term of the Restated Lease all maintenance, insurance, taxes, and other costs arising out of the use of the Facility (which are offset in part by payments received by the Lessee from third-party tenants to whom certain parts of the Facility are subleased from the Lessee). The Restated Lease also requires that the Lessee make monthly payments of basic rent during the remaining term of the Restated Lease in an amount equal to the yield payable to the Participants on their outstanding advances under the Restated Participation Agreement. Such advances accrue yield at a variable rate per annum based on the one-month forward-looking Secured Overnight Financing (SOFR) term rate, plus a spread adjustment, plus an applicable margin that varies with the Company’s debt rating and total leverage ratio.

Restated Guaranty

The Company and its wholly owned subsidiaries Regeneron Healthcare Solutions, Inc. and Regeneron Genetics Center LLC, on a joint and several basis, continue to guarantee all of the Lessee’s obligations under the Restated Participation Agreement, the Restated Lease, and certain related documents pursuant to a Second Amended and Restated Guaranty, dated as of March 2, 2022, and effective as of March 3, 2022 (the “Restated Guaranty,” and together with the Restated Participation Agreement and the Restated Lease, the “Restated Agreements”), made by the Company and such subsidiaries, as guarantors.

Financial and Operating Covenants; Other Terms

The Restated Agreements contain financial and operating covenants, which are substantially similar to the covenants set forth in that certain Credit Agreement, dated as of December 14, 2018, as previously amended (the “Credit Agreement”), by and among the Company, the subsidiary borrowers party thereto from time to time, the lenders party thereto from time to time, and JPMorgan Chase Bank, N.A., as administrative agent, governing Regeneron’s existing revolving credit facility, except for such matters specifically relating to the Facility or the lease financing nature of the transactions contemplated by the Restated Agreements. Financial covenants include a maximum total leverage ratio and a minimum interest expense coverage ratio. Operating covenants include, among other things, limitations on (i) the incurrence of indebtedness by the Company’s subsidiaries, (ii) liens on assets of the Company and its subsidiaries and liens on the Facility, (iii) certain fundamental changes and the disposition of assets by the Company and its subsidiaries, (iv) entering into affiliate transactions, and (v) the payment of dividends, distributions, and certain other restricted payments in respect of the capital stock of the Company and its subsidiaries (the “Restricted Payments Covenant”). Similar to the Credit Agreement, the Restricted Payments Covenant allows the Company, so long as no event of default exists, to make payments that would otherwise be restricted if at the time of the making of any such payment and immediately thereafter it meets a specified total leverage ratio requirement. The Restated Agreements contain other customary covenants, representations and warranties, and events of default. The Restated Lease also continues to include certain early termination events relating to the occurrence of certain material events of loss or material environmental events relating to the Facility.

Maturity Date; Additional Extension Option; Termination

Pursuant to the Restated Agreements, the maturity date for the $720.0 million of advances and the end of the term of the Lessee’s lease of the Facility from the Lessor were extended by a five-year period to March 3, 2027, at which time all amounts outstanding thereunder will become due and payable in full. The Restated Participation Agreement and the Restated Lease include an option for the Lessee to elect to extend the maturity date of the Restated Participation Agreement and the term of the Restated Lease for an additional five-year period, subject to the consent of all the Participants and certain other conditions. The Lessee also has the option prior to the end of the term of the Restated Lease to (a) purchase the Facility by paying an amount equal to the outstanding principal amount of the Participants’ advances under the Restated Participation Agreement, all accrued and unpaid yield thereon, and all other outstanding amounts under the Restated Agreements and certain related documents or (b) sell the Facility to a third party on behalf of the Lessor, in each case, subject to certain terms and conditions set forth in the Restated Participation Agreement and the Restated Lease. Outstanding advances under the Restated Participation Agreement and outstanding obligations under the Restated Lease may be prepaid at any time without premium or penalty, subject to customary breakage costs.

* * *

The foregoing description of the Restated Participation Agreement, the Restated Lease, and the Restated Guaranty is qualified in its entirety by reference to the full and complete text of such agreements, copies of which are attached hereto as Exhibits 10.1, 10.2, and 10.3, respectively, and are incorporated herein by reference.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 above with respect to the Restated Agreements is hereby incorporated by reference into this Item 2.03 insofar as it relates to the creation of a direct financial obligation.

Item 9.01. Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description
10.1*	Second Amended and Restated Participation Agreement, dated as of March 2, 2022, by and among Old Saw Mill Holdings LLC, as lessee, Bank of America, N.A., as administrative agent, BA Leasing BSC, LLC, as lessor, and the rent assignees party thereto from time to time.
10.2*	Second Amended and Restated Lease and Remedies Agreement, dated as of March 2, 2022, between Old Saw Mill Holdings LLC, as lessee, and BA Leasing BSC, LLC, as lessor.
10.3*	Second Amended and Restated Guaranty, dated as of March 2, 2022, made by Regeneron Pharmaceuticals, Inc., Regeneron Healthcare Solutions, Inc., and Regeneron Genetics Center LLC, as guarantors.
104	Cover Page Interactive Data File - the cover page XBRL tags are embedded within the Inline XBRL document.

* Certain of the exhibits and/or schedules to this Exhibit have been omitted in accordance with Regulation S-K Item 601(a)(5). The Company agrees to furnish supplementally a copy of all omitted exhibits and schedules to the SEC upon its request.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

REGENERON PHARMACEUTICALS, INC.

Date: March 8, 2022	By:	/s/ Joseph J. LaRosa
	Name:	Joseph J. LaRosa
	Title:	Executive Vice President, General Counsel and Secretary